Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

MANTYLA MCREYNOLDS LLC

178 South Rio Grande Street, Suite 200

Salt Lake City, Utah 84101

Telephone: 801.269.1818

Facsimile: 801.266.3481

The Board of Directors
Emerald Oil, Inc.:

We hereby consent to the incorporation by reference in registration statements on Form S-3 (Nos. 333-184430, 333-172210 and 333-166402) and on Form S-8 of (Nos. 333-185224 and 333-179630) of Emerald Oil, Inc. (the “Company”) our report dated March 14, 2011, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2010, which report appears in this Form 10-K of the Company.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

March 18, 2013